EXHIBIT 99.1

Enviva Reports First-Quarter 2022 Results, Updates Guidance, and Announces Inaugural Agreements with German Customers
BETHESDA, Md., May 4, 2022 — Enviva Inc. (NYSE: EVA) (“Enviva,” “we,” “us,” or “our”) today announced financial and operating results and declared a dividend for first-quarter 2022. Enviva also revised certain 2022 guidance metrics to reflect the impacts of short-term challenges, and announced its first two long-term agreements with German customers.
Highlights:
•Enviva reported a net loss of $45.3 million for the first quarter of 2022, as compared to $23.2 million for the first quarter of 2021, and reported adjusted EBITDA for the first quarter of 2022 of $36.6 million as compared to $21.7 million for the first quarter of 2021
•In light of the short-term challenges impacting produced volumes and logistics costs in the first quarter of 2022, Enviva updated certain full-year 2022 guidance metrics, including revising net income (loss) to a range of a $30 million net loss to $10 million of net income, and adjusted EBITDA to a range of $230 million to $270 million. Based on the updated guidance, projected adjusted EBITDA for 2022 (using the midpoint of the 2022 range and the non-recast number for 2021) is forecast to increase approximately 10% over 2021
•Enviva declared a dividend of $0.905 per share for the first quarter of 2022, which represents a 15.3% increase over first-quarter 2021 and reaffirmed full-year 2022 dividend guidance, with dividends of $3.62 per share expected for 2022, an increase of approximately 10% over 2021
•Enviva announced the signing of a new memorandum of understanding (“MOU”) for a 1,000,000 metric tons per year (“MTPY”), 10 to 15-year, take-or-pay fuel supply agreement to supply a new German utility customer. The MOU is expected to convert to a firm contract over the next 12 months, with initial deliveries projected as early as 2024
•Enviva announced the signing of a new letter of intent (“LOI”) for a 100,000 MTPY, 10-year, take-or-pay fuel supply agreement with a new German customer that serves a new industrial use case for Enviva, and is expected to convert to a firm contract during the second half of 2022, with initial deliveries projected as early as 2023
•Enviva announced a partnership with Rhenus Group, a leading German logistics service provider, to develop an in-bound logistics supply chain from strategic European port terminals to industrial corridors throughout Germany, which expands our value chain further downstream and should enable us to capture incremental margin while better serving Enviva’s growing customer base in Germany

“As I have often said, although we have been insulated from so many of the logistics, supply chain, pandemic, and now geopolitical-related challenges facing the broader global economy, we are not immune. As we previewed during our last earnings call in March, the first quarter of 2022 likely was going to be a challenge for us, as our seasonally softest quarter was also impacted by dampened production due to Omicron-related absenteeism at our plants and labor-related and other pressures experienced by our rail and trucking providers,” said John Keppler, Chairman and Chief Executive Officer. “Although the effects were more impactful than we originally anticipated, we believe that the pandemic-related issues are largely behind us and are optimistic that the efforts that our logistics partners are making will soon put their challenges firmly in the rear-view mirror as well.”
Keppler continued, “Notwithstanding the short-term operational headwinds we’ve experienced, the growth opportunities in our business have never been stronger, and we are very pleased to announce today not only our first MOU with a large German power producer, but also an LOI to serve a completely new industrial vertical for us, and an agreement to develop incremental downstream infrastructure capabilities and accretive investment opportunities in partnership with a German logistics company.
I am also very encouraged by the durable margin expansion we are seeing from the constructive pricing environment for our long-term off-take contracts and by our fully contracted new capacity acceleration. As we look forward into 2023, we expect pricing strength and increased volumes to drive significant growth over 2022. Today, based on information we have available about our contracted volumes, pricing, and cost tower, we are forecasting an adjusted EBITDA range of $305 million to $335 million for 2023, with adjusted gross margin of approximately $50 per metric ton, a notably higher full-year expectation than we have guided to historically.”

First-Quarter 2022 Financial Results

$ millions, unless noted	1Q22	1Q21 Recast Presentation*	1Q21 Non-Recast* (As Reported)
Net Revenue	233.0	241.6	241.0
Adjusted Gross Margin	50.7	45.6	49.1
Net Loss	(45.3)	(23.2)	(1.5)
Adjusted Net (Loss) Income	(6.4)	(23.0)	7.4
Adjusted EBITDA	36.6	21.7	46.3
Distributable Cash Flow	25.3	5.2	30.4
Adjusted Gross Margin $/metric ton	46.27	39.73	42.73
*Please refer to the Non-GAAP Financial Measures section below for a description of recast and non-recast presentations; the recast presentation was required for GAAP purposes due to the simplification transaction announced on October 15, 2021.

Net revenue for the first quarter of 2022 was $233.0 million as compared to $241.6 million and $241.0 million for the first quarter of 2021 on a recast and non-recast basis, respectively. During the first quarter of 2022, several factors contributed to lower year-over-year net revenue results, including plant level labor-related absenteeism associated with the Omicron variant of COVID-19, which lowered plant availability and reduced produced volumes, and supply chain labor-related and other challenges, which led to curtailed production at our plants when rail cars and trucks were not available to transport finished product to our port terminals. Likewise, the delayed in-service date of our Lucedale, Mississippi plant to the end of March 2022, was a result of labor-related and supply chain issues faced by our construction contractors.

Adjusted gross margin was $50.7 million for the first quarter of 2022, as compared to $45.6 million and $49.1 million for the first quarter of 2021, on a recast and non-recast basis, respectively. Adjusted gross margin per metric ton (“AGM/MT”) for the first quarter of 2022 was $46.27, as compared to $39.73 and $42.73 per MT for the first quarter of 2021 on a recast and non-recast basis, respectively. The year-over-year increase in both adjusted gross margin and AGM/MT was primarily driven by higher pricing due to customer contract mix and annual contract price escalators increasing revenue per MT. The favorable pricing benefit, which is expected to be durable for full-year 2022 and beyond, was offset by several factors which are not expected to persist with the same level of significance for the remainder of the year, including: (i) higher logistics costs to mitigate the labor-related and other challenges in our logistics supply chain, including contracting with incremental logging, wood-hauling, and wood pellet transportation providers in a higher-cost environment, (ii) incremental costs related to increased employee overtime and contract labor to partially cover plant employee absenteeism, and (iii) higher delivered wood pricing as a result of higher diesel prices experienced by our independent fiber supply chain partners.
Overall for the first quarter of 2022, production curtailments were most acute in January, with production recovering steadily in February and March and with the Omicron-related labor challenges now being behind us. Additionally, thus far into the second quarter of 2022, delivered fiber costs are on their traditionally seasonal downward trend.
Adjusted EBITDA for the first quarter of 2022 was $36.6 million, as compared to $21.7 million and $46.3 million for the first quarter of 2021 on a recast and non-recast basis, respectively.
Distributable cash flow (“DCF”) for the first quarter of 2022 was $25.3 million, as compared to $5.2 million and $30.4 million for the first quarter of 2021 on a recast and non-recast basis, respectively.
Enviva’s liquidity as of March 31, 2022, which included cash on hand and availability under its $570 million revolving credit facility, was $280 million.

Dividend

On May 4, 2022, Enviva’s board of directors declared a dividend of $0.905 per share for first-quarter 2022, an increase of 15.3% over the corresponding period in 2021. The quarterly dividend will be paid on Friday, May 27, 2022, to shareholders of record as of the close of business on Monday, May 16, 2022.

The dividend declared for first-quarter 2022 is consistent with Enviva’s dividend guidance for 2022. Enviva expects to pay a dividend of $3.62 per share for full-year 2022, with quarterly dividends of $0.905 per share expected to be declared for the remaining three quarters of 2022.

2022 Revised Guidance Outlook

$ millions, unless noted	2022 Revised[1]	2022 Original	2021 Reported[2]
Net Income (Loss)	(30.0) - 10.0	42.0 - 67.0	(145.3)
Adjusted EBITDA	230.0 - 270.0	275.0 - 300.0	226.1
DCF	165.0 - 205.0	210.0 - 235.0	167.8
Dividend per Common Share	$3.62/share	$3.62/share	$3.30/share
Total Capital Expenditures	255.0 - 275.0	255.0 - 275.0	NM3
1For a reconciliation of forward-looking non-GAAP measures to their most directly comparable GAAP measure, please see the Non-GAAP Financial Measures section below; 2 2021 results are presented on a recast basis for net loss, and a non-recast basis for adjusted EBITDA and DCF; 3Not meaningful.

Enviva is revising its full-year 2022 guidance expectations for net income (loss), adjusted EBITDA, and DCF based on the following factors:

◦Lower production: as a result of labor, production, and logistics challenges described above for the first quarter of 2022, we estimate that lowered produced and sold volumes will have an impact of approximately $10 million for 2022
◦Timing shift of Lucedale plant start-up: as a result of labor and contractor shortages, compounded by supply chain disruptions, which delayed the start-up of our Lucedale, Mississippi production facility by approximately 3 months, we are lowering forecasted produced and sold volumes for 2022 which will have an estimated impact of $10 million for 2022
◦Fewer purchased volumes: as a result of the limited physical liquidity in the industrial wood pellet market compounded by production challenges experienced by third-party pellet producers, we expect to have fewer opportunities to generate other revenue and estimate a reduction in gross margin for 2022 of approximately $10 million
◦Accelerating greenfield developments: Enviva is accelerating its capacity expansion timeline in response to significant commercial demand momentum, which is expected to increase selling, general, and administrative expenses for 2022 by approximately $5 million
◦Pricing uplift: slightly offsetting the above factors is approximately $5 million of benefit Enviva expects to realize in 2022 as result of pricing escalation in its current contracts and contracting in a generally more favorable environment, which is expected to be durable from second-half 2022 and beyond

Inclusive of the guidance changes outlined above, Enviva continues to forecast solid growth for 2022 as compared to 2021, notably maintaining more than 10% year-over-year growth in adjusted EBITDA and DCF (based on the midpoint of ranges). Because of the visibility and durability of our long-term contracted cash flows, Enviva continues to expect to increase full-year 2022 dividends by 10% as compared to 2021. Enviva continues to forecast that quarterly dividends for 2022 will be $0.905 per share per quarter, or $3.62 per share for the full year.

Enviva’s quarterly income and cash flow are subject to seasonality and the mix of customer shipments made, which varies from period to period. Our business usually experiences higher seasonality during the first quarter of the year as compared to subsequent quarters, as colder and wetter winter weather increases costs of procurement and production at our plants. We expect this to be the case in 2022 and, similar to previous years, we expect net income, adjusted EBITDA, and DCF for the second half of 2022 to be significantly higher than for the first half of the year. We project that approximately one-third of adjusted EBITDA will be generated in the first half of 2022, with two-thirds being generated in the second half of 2022.

Enviva reaffirmed total capital expenditures guidance (inclusive of capitalized interest) in the range of $255 million to $275 million for full-year 2022, including the commencement of construction for our Epes, Alabama facility, a 1.1 million MTPY plant designed and permitted to be the largest wood pellet production facility in the world. Construction of this fully contracted plant is expected to take between 14 and 16 months, and when the plant is operating at its full run-rate, it is expected to generate approximately $65 million in annualized adjusted EBITDA. This implies a better than 5x multiple of invested capital, which is significantly improved over the approximately 7.5x multiple we previously paid to our former sponsor for drop-down acquisitions.

Total capital expenditures are scheduled to be back-end weighted for 2022, with roughly 60% of the spend expected to be incurred during the second half of 2022.

“With respect to forecast financial performance for 2022, based on our current production levels, pricing, and cost position, we expect second-quarter adjusted EBITDA to look a lot like the first, and for the second half of the year to be a significant step up, accounting for approximately two-thirds of our expected annualized adjusted EBITDA,” said Shai Even, Chief Financial Officer. “Our Lucedale plant is now operating, the Epes facility is about to begin construction, and we just announced our next highly accretive investment opportunity at a greenfield plant site in Bond, Mississippi with planned construction starting in early 2023. These new projects will help not only major power generators around the world secure sustainable renewable fuel, but also help industrial leaders in hard-to-abate sectors secure renewable feedstocks. Because we are accelerating our highly accretive capacity expansion plans, we do expect leverage to be at the top end of our range for 2022 and early 2023 before trending downward.”

Contracting and Market Update

In the current geopolitical environment, security of energy supply is equally as important of a driver of customers’ purchasing decisions as the energy transition itself. Countries and companies are not only facing extremely high and volatile fossil fuel prices while they navigate toward net-zero goals, but they now also need to revisit the long-term security of supply for the carbon feedstocks they are sourcing. This congruence is further complicated by the fact that there are limited large-scale alternatives available for renewable baseload and dispatchable power and heat generation, and even fewer low-carbon feedstocks to substitute in hard-to-abate sectors. With this as a backdrop, demand for Enviva’s sustainably sourced woody biomass products and fuels has never been stronger.

Today, Enviva announced the signing of its first MOU with a German customer. The MOU, which is for a 10 to 15-year tenor, is with a large utility that is focused on the safe and weather-independent supply of energy. Enviva’s wood pellets will displace coal usage in one of the utility’s power plants in Germany, with delivered volumes expected to be at least 1,000,000 MTPY. The MOU is a take-or-pay fuel supply agreement and is expected to convert to a firm contract within the next 12 months, with initial deliveries projected to start as early as 2024.

Enviva also announced the signing of an LOI with a new German industrial customer that intends to use Enviva’s wood pellets to phase out fossil fuels and generate green process heat in manufacturing facilities in Germany. This LOI for a 10-year take-or-pay, fuel supply agreement serves a completely new industrial vertical for Enviva, in addition to the agreements with customers for two new industrial use cases previously announced, and is expected to convert to a firm contract during the second half of 2022. Delivered volumes are expected to be about 100,000 MTPY, with initial deliveries starting as early as 2023.
Further, to facilitate the delivery of wood pellets to its growing customer base in Germany, Enviva is partnering with Rhenus Group, one of Germany’s leading logistics service providers, to develop an in-bound logistics supply chain from strategic port terminals to industrial corridors throughout Germany. As part of the agreement, Enviva and Rhenus will consider highly accretive incremental capital investment opportunities into import reception, storage, transloading, and other facilities similar to Enviva’s currently owned and operated dry-bulk, U.S.-based export facilities that provide important operating leverage to Enviva’s current business model.

As noted, Enviva is rapidly diversifying its customer base, not only by the number of companies served, but also the geographies in which they are located and the industries in which they operate. As of May 1, 2022, Enviva’s total weighted-average remaining term of take-or-pay off-take contracts is approximately 14.5 years, with a total contracted revenue backlog of over $21 billion. This contracted revenue backlog is complemented by a customer sales pipeline exceeding $40 billion, which includes contracts in various stages of negotiation.

Our customer sales pipeline comprises long-term, take-or-pay off-take opportunities in our traditional markets for biomass-fired power and heat generation in geographies ranging from the United Kingdom to the European Union (including emerging opportunities in Germany and Poland), to Asia (including incremental demand in Japan and emerging potential in Taiwan), as well as in developing industrial segments across the globe (including steel, cement, lime, chemicals, sustainable aviation fuel, biomethanol, and biodiesel). We are negotiating long-term wood pellet supply contracts with several leading industrial companies in each of these hard-to-abate sectors that are actively and urgently pursing large-scale decarbonization. Over the next 12 months, we expect to progress negotiations and convert several sales pipeline opportunities, including MOUs, into binding contracts.

IPCC Report: Climate Change 2022: Mitigation of Climate Change

The United Nations’ Intergovernmental Panel on Climate Change (IPCC) issued its latest report on April 4, 2022. The report reiterates that to combat climate change, much more bioenergy is needed. The IPCC’s models project bioenergy use must rise significantly, from 30 exajoules at present, to between 75 and 248 EJ by 2050, in order to avoid the catastrophic implications of climate change.

The report states that “bioenergy could be a high-value and large-scale mitigation option to support many different parts of the energy system. Bioenergy could be particularly valuable for sectors with limited alternatives to fossil fuels (e.g., aviation and heavy industry) and production of chemicals and products and carbon dioxide removal via BECCS or biochar.”

The report also highlights that carbon capture is vital, and that carbon dioxide removal technologies, such as bioenergy with carbon capture and storage (BECCS), are “unavoidable if net zero CO2 or GHG emissions are to be achieved.” The report highlights that BECCS could double the potential role of bioenergy in reducing humanity’s carbon emissions.

Dr. Gert-Jan Naburrs, Coordinating Lead Author of the IPCC Sixth Assessment Report for Agriculture and Forestry, reinforced the importance of biomass as a pathway to mitigating climate change, stating, “The fact that the use of woody biomass under the right conditions leads to less net

CO2 emissions than combustion of coal or gas is virtually undisputed within science, as is also apparent from the reports of the Intergovernmental Panel on Climate Change.”

Sustainability Update

The challenges of the current geopolitical environment remind us that the work ahead to mitigate the effects of climate change now will be hard and likely contentious.

As a pioneer in the biomass industry, we’ve built a business focused on our core values: caring about people and our communities, fighting climate change by displacing coal, and ensuring that we are growing more trees, managing our business under industry leading sustainability practices that ensure that we are delivering favorable impact to energy and the environment in line with the IPCC guidance.

We source our renewable wood fiber from the U.S. Southeast, a region where forests are primarily owned by private landowners. These sustainably managed forests have grown by 40% over the last 25 years, while supplying more than 20% of global demand for forest products, including bioenergy, making it one of the most vibrant, robust, and growing forest resources in the world. Further, far from depleting timber resources, USDA data shows that forests in Enviva’s own supply base have increased by 21% over the last ten years since we began our operations because of the positive impact and long-term markets that Enviva creates for landowners to keep their landholdings in forest and, in fact, plant more trees. Enviva leads the industry in sustainability and responsible sourcing, strictly adhering to our Responsible Sourcing Policy and our industry-leading Track & Trace® technology to ensure we are keeping our forests healthy, thriving, and growing.

All of the wood we procure, regardless of its form, is low-value wood. In the competitive market for sawtimber and other high-value wood, landowners can receive six to nine times more than the price for fiber that Enviva pays, eliminating any incentive for the landowner to sell high-value wood to us for a lower price. There are, however, few buyers in our regions today for the residual tops, limbs, and commercial thinnings - what used to be sold as pulpwood - neither are there natural markets for the understory, diseased or crooked trunks and trees, that are byproducts of a traditional sawtimber harvest and impediments to replanting and regrowth after the higher value timber sales have occurred. As a result, by turning low value/unmarketable wood from a harvest into productive, low-carbon renewable fuels and feedstocks, we are symbiotic with the broader forest products sector, delivering tangible benefits for the climate as well as economic value to landowners.

Enviva and its certified sustainable supply chain and forestry practices provide a proven low-carbon, renewable resource globally, to nations that lead the world in climate-forward policies moving us closer to a net-zero planet. In addition to broad ranging international support for bioenergy, its importance domestically has received consistent bipartisan support in the U.S. On Earth Day, President Biden also signed an Executive Order recognizing the role American forests play in wildfire resilience and climate change mitigation with the White House specifically highlighting in its Fact Sheet its wide-ranging support for healthy forest economies, including grants to expand markets for innovative wood products and wood energy that support sustainable forest management.

Asset Update

Enviva continues on a path to more than double production capacity over the next five years, from 6.2 million MTPY to approximately 13 million MTPY. Enviva’s Lucedale, Mississippi plant has commenced production, and is on track to reach nameplate capacity of 750,000 MTPY by the end of this year. We expect to commence shipments from our terminal at the Port of Pascagoula during the second quarter of 2022, and we also plan to commence construction of the fully contracted 1.1 million MTPY plant in Epes, Alabama, the second plant in our Pascagoula cluster, shortly.

Recently, we formally announced plans to build the third plant in our Pascagoula cluster in Bond, Mississippi. Our facility in Bond will be our next state-of-the-art manufacturing facility, with capacity to produce more than one million MTPY of wood pellets, and, similar to Lucedale and Epes, will export from our newly completed terminal at the Port of Pascagoula.

Our business model of fully contracting plants before commencing construction remains unchanged. Given the current pace of contracting with new and existing customers, Enviva plans to accelerate the timing of a fourth wood pellet production plant in our Pascagoula cluster. We continue to make progress in our evaluation of site location options, and anticipate making a decision by year-end 2022.

Consistent with prior updates, we expect Enviva’s previously announced “Multi-Plant Expansions” to be completed by year-end 2022.

First-Quarter 2022 Earnings Call Details

Enviva will host a webcast and conference call on Thursday May 5, 2022, at 10:00 a.m. Eastern time to discuss first-quarter 2022 results. Conference call numbers for North American participation are +1 (877) 883-0383, and +1 (412) 902-6506 for international callers. The passcode is 0992347. Alternatively, the call can be accessed online through a webcast link provided on Enviva’s Events & Presentations website page, located at ir.envivabiomass.com.

About Enviva

Enviva Inc. (NYSE: EVA) is the world’s largest producer of industrial wood pellets, a renewable and sustainable energy source produced by aggregating a natural resource, wood fiber, and processing it into a transportable form, wood pellets. Enviva owns and operates ten plants with a combined production capacity of approximately 6.2 million metric tons per year in Virginia, North Carolina, South Carolina, Georgia, Florida, and Mississippi. Enviva sells most of its wood pellets through long-term, take-or-pay off-take contracts with creditworthy customers in the United Kingdom, the European Union, and Japan, helping to accelerate the energy transition and to decarbonize hard-to-abate sectors like steel, cement, lime, chemicals, and aviation fuels. Enviva exports its wood pellets to global markets through its deep-water marine terminals at the Port of Chesapeake, Virginia, the Port of Wilmington, North Carolina, and the Port of Pascagoula, Mississippi, and from third-party deep-water marine terminals in Savannah, Georgia, Mobile, Alabama, and Panama City, Florida.

To learn more about Enviva, please visit our website at envivabiomass.com. Follow Enviva on social media @Enviva.

Financial Statements

ENVIVA INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except par value and number of shares)

	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,172	$16,801
Restricted cash	156	1,717
Accounts receivable	80,735	97,439
Other accounts receivable	8,109	17,826
Inventories	66,135	57,717
Prepaid expenses and other current assets	8,138	7,230
Total current assets	168,445	198,730
Property, plant, and equipment, net	1,536,428	1,498,197
Operating lease right-of-use assets	106,596	108,846
Goodwill	103,928	103,928
Other long-term assets	13,615	14,446
Total assets	$1,929,012	$1,924,147
Liabilities and Equity
Current liabilities:
Accounts payable	$21,919	$29,535
Accrued and other current liabilities	138,552	163,306
Current portion of interest payable	12,609	25,060
Current portion of long-term debt and finance lease obligations	39,315	39,105
Total current liabilities	212,395	257,006
Long-term debt and finance lease obligations	1,058,246	1,232,441
Long-term operating lease liabilities	120,156	122,252
Deferred tax liabilities, net	35	36
Other long-term liabilities	36,911	41,748
Total liabilities	1,427,743	1,653,483
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value, 100,000,000 shares authorized, none issued and outstanding at March 31, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value, 600,000,000 shares authorized, 66,559,148 and 61,137,744 issued and outstanding at March 31, 2022 and December 31, 2021, respectively	67	61
Additional paid-in capital	593,936	317,998
Accumulated deficit	(45,307)	—
Accumulated other comprehensive income	267	299
Total Enviva Inc.'s equity	548,963	318,358
Noncontrolling interests	(47,694)	(47,694)
Total equity	501,269	270,664
Total liabilities and equity	$1,929,012	$1,924,147

ENVIVA INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2022	2021 (Recast)
Product sales	$230,912	$224,530
Other revenue	2,070	17,091
Net revenue	232,982	241,621
Operating costs and expenses:
Cost of goods sold, excluding items below	211,036	197,702
Loss on disposal of assets	901	1,644
Selling, general, administrative, and development expenses	33,691	31,342
Depreciation and amortization	22,559	21,521
Total operating costs and expenses	268,187	252,209
Loss from operations	(35,205)	(10,588)
Other (expense) income:
Interest expense	(9,970)	(13,377)
Other (expense) income, net	(116)	109
Total other expense, net	(10,086)	(13,268)
Net loss before income tax expense (benefit)	(45,291)	(23,856)
Income tax expense (benefit)	16	(681)
Net loss	$(45,307)	$(23,175)

ENVIVA INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2022	2021 (Recast)
Cash flows from operating activities:
Net loss	$(45,307)	$(23,175)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	22,559	21,521
Amortization of debt issuance costs, debt premium, and original issue discounts	647	742
Loss on disposal of assets	901	1,644
Deferred taxes	—	(700)
Non-cash equity-based compensation and other expense	10,260	7,688
Fair value changes in derivatives	(1,485)	166
Unrealized loss on foreign currency transactions, net	98	131
Change in operating assets and liabilities:
Accounts and other receivables	26,328	42,561
Prepaid expenses and other current and long-term assets	(426)	1,058
Inventories	(7,733)	(18,463)
Derivatives	(125)	1,033
Accounts payable, accrued liabilities, and other current liabilities	(28,795)	(20,026)
Related-party payables	—	307
Deferred revenue	(144)	(4,818)
Accrued interest	(12,451)	(6,730)
Operating lease liabilities	(3,543)	(1,979)
Other long-term liabilities	(3,707)	(2,529)
Net cash used in operating activities	(42,923)	(1,569)
Cash flows from investing activities:
Purchases of property, plant, and equipment	(53,051)	(77,662)
Payment for acquisition of a business	(5,000)	—
Net cash used in investing activities	(58,051)	(77,662)
Cash flows from financing activities:
Proceeds (principal payments) from (on) senior secured revolving credit facility, net	(172,000)	46,000
Proceeds from debt issuance	—	321,750
Principal payments on other long-term debt and finance lease obligations	(4,839)	(4,457)
Cash paid related to debt issuance costs and deferred offering costs	(591)	(6,305)
Proceeds from issuance of Enviva Inc. common shares, net	333,615	—
Payments for acquisition of noncontrolling interest in Development JV	—	(130,143)
Principal payments on related-party note payable	—	(20,000)
Cash distributions	(52,037)	(22,354)
Payment for withholding tax associated with Long-Term Incentive Plan vesting	(16,364)	(8,077)
Net cash provided by financing activities	87,784	176,414
Net (decrease) increase in cash, cash equivalents and restricted cash	(13,190)	97,183
Cash, cash equivalents and restricted cash, beginning of period	18,518	67,675
Cash, cash equivalents and restricted cash, end of period	$5,328	$164,858

ENVIVA INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (continued)
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2022	2021 (Recast)
Non-cash investing and financing activities:
Property, plant, and equipment acquired included in accounts payable and accrued liabilities	$9,534	$3,449
Supplemental information:
Interest paid, net of capitalized interest	$21,612	$26,696

Non-GAAP Financial Measures
In addition to presenting our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), we use adjusted net income, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to measure our financial performance. In addition, as a result of our Simplification Transaction, we were required to recast our historical financial results in accordance with GAAP. Accordingly, any results presented on a non-recast basis constitute a Non-GAAP measure.
Our adjusted EBITDA preliminary outlook range for 2023 is based on an internal financial analysis and such estimates are based on numerous assumptions and are inherently uncertain and subject to significant business, economic, financial, regulatory, and competitive risks that could cause actual results and amounts to differ materially from such estimates. A reconciliation of the estimated adjusted EBITDA range for 2023 to the closest GAAP financial measure, net income (loss), is not provided because net income (loss) expected to be generated is not available without unreasonable effort, in part because the amount of estimated incremental interest expense related to financing and depreciation is not available at this time.
The estimated incremental adjusted EBITDA that can be expected from the development of new wood pellet plant capacity by Enviva is based on an internal financial analysis of the anticipated benefit from the incremental production capacity and cost savings we expect to realize. Such estimates are based on numerous assumptions and are inherently uncertain and subject to significant business, economic, financial, regulatory, and competitive risks that could cause actual results and amounts to differ materially from such estimates. A reconciliation of the estimated incremental adjusted EBITDA expected to be generated by a new wood pellet production plant constructed by Enviva to the closest GAAP financial measure, net income (loss), is not provided because net income (loss) expected to be generated is not available without unreasonable effort, in part because the amount of estimated incremental interest expense related to the financing of such a plant and depreciation is not available at this time.
Adjusted Net Income (Loss)
We define adjusted net income (loss) as net income (loss) excluding acquisition and integration costs and other, early retirement of debt obligation, Support Payments and effects of COVID-19 and the war in Ukraine. We believe that adjusted net income (loss) enhances investors’ ability to compare the past financial performance of our underlying operations with our current performance separate from certain items of gain or loss that we characterize as unrepresentative of our ongoing operations.
Adjusted Gross Margin and Adjusted Gross Margin per Metric Ton
We define adjusted gross margin as gross margin excluding loss on disposal of assets, equity-based compensation and other expense, depreciation and amortization, changes in unrealized derivative instruments related to hedged items, acquisition and integration costs and other, Support Payments, and effects of COVID-19 and the war in Ukraine. We define adjusted gross margin per metric ton as adjusted gross margin per metric ton of wood pellets sold. We believe adjusted gross margin and adjusted gross margin per metric ton are meaningful measures because they compare our revenue-generating activities to our cost of goods sold for a view of profitability and performance on a total-dollar and a per-metric ton basis. Adjusted gross margin and adjusted gross margin per metric ton primarily will be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our wood pellet production plants and our production and distribution of wood pellets.

Adjusted EBITDA
We define adjusted EBITDA as net income (loss) excluding depreciation and amortization, interest expense, income tax expense (benefit), early retirement of debt obligation, equity-based compensation and other expense, loss on disposal of assets, changes in unrealized derivative instruments related to hedged items, acquisition and integration costs and other, effects of COVID-19 and the war in Ukraine, and MSA Fee Waivers, and Support Payments. Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.
Distributable Cash Flow
We define distributable cash flow as adjusted EBITDA less cash income tax expenses, interest expense net of amortization of debt issuance costs, debt premium, and original issue discounts, and maintenance capital expenditures. We use distributable cash flow as a performance metric to compare our cash-generating performance from period to period and to compare the cash-generating performance for specific periods to the cash dividends (if any) that are expected to be paid to our shareholders. We do not rely on distributable cash flow as a liquidity measure.

2021 Non-Recast Presentation
The three months ended March 31, 2021 were calculated on a recast basis in accordance with GAAP to reflect the consolidated performance of Enviva and our former sponsor as if Enviva had bought the former sponsor at inception instead of October 14, 2021, the closing date of the Simplification Transaction. In addition, we are also presenting results for three months ended March 31, 2021, calculated on a non-GAAP basis that combines (i) the actual performance of Enviva for the three months ended March 31, 2021, on a non-recast basis, and (ii) our consolidated performance, calculated on a recast basis in accordance with GAAP, inclusive of the assets and operations acquired as part of the Simplification Transaction, for the three months ended March 31, 2021 (the “Non-Recast Presentation”). We believe the Non-Recast Presentation provides investors with relevant information to evaluate our financial and operating performance because it reflects Enviva’s actual and historically reported performance on a stand-alone basis through the closing date of the Simplification Transaction and performance on a consolidated basis for the three months ended March 31, 2021.

The Non-Recast Presentation does not reflect the recast of our historical results required under GAAP due to the Simplification Transaction and accordingly contains non-GAAP measures.

The following tables presents reconciliations related to adjusted net income (loss), adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow for the quarter ended March 31, 2021, on a recast basis and non-recast basis (in millions unless otherwise noted):

	Three Months Ended March 31, 2021
	Recast Presentation	Adjustments	Non-Recast Presentation
	(in millions)
Reconciliation of net loss to adjusted net loss:
Net loss	$(23.2)	$21.7	$(1.5)
Acquisition and integration costs and other	0.2	—	0.2
MSA Fee Waivers	—	8.7	8.7
Adjusted net (loss) income	$(23.0)	$30.4	$7.4

	Three Months Ended March 31, 2021
	Recast Presentation	Adjustments	Non-Recast Presentation
	(in millions, unless otherwise noted)
Reconciliation of gross margin to adjusted gross margin and adjusted gross margin per metric ton:
Gross Margin(1)	$21.8	$0.5	$22.3
Loss on disposal of assets	1.6	—	1.6
Equity-based compensation and other expense	0.6	(0.1)	0.5
Depreciation and amortization	20.5	—	20.5
Changes in unrealized derivative instruments	1.1	—	1.1
MSA Fee Waivers	—	3.1	3.1
Adjusted gross margin	$45.6	$3.5	$49.1
Metric tons sold (in thousands)	1,149	—	1,149
Adjusted gross margin per metric ton ($/metric ton)	$39.73	$3.00	$42.73
(1)Gross margin is defined as net revenue less cost of goods sold (including related depreciation and amortization and loss on disposal of assets).

	Three Months Ended March 31, 2021
	Recast Presentation	Adjustments	Non-Recast Presentation
	(in millions)
Reconciliation of net loss to adjusted EBITDA and distributable cash flow attributable to Enviva
Net loss	$(23.2)	$21.7	$(1.5)
Add:
Depreciation and amortization	21.5	(0.6)	20.9
Interest expense	13.4	(0.8)	12.6
Income tax expense (benefit)	(0.7)	0.7	—
Equity-based compensation and other expense	7.7	(5.0)	2.7
Loss on disposal of assets	1.6	—	1.6
Changes in unrealized derivative instruments	1.2	—	1.1
Acquisition and integration costs and other	0.2	—	0.2
MSA Fee Waivers	—	8.7	8.7
Adjusted EBITDA	$21.7	$24.7	$46.3
Less:
Interest expense, net of amortization of debt issuance costs, debt premium, and original issue discount	12.6	(0.6)	12.0
Maintenance capital expenditures	3.9	—	3.9
Distributable cash flow attributable to Enviva Inc.	$5.2	$25.3	$30.4
The following is a reconciliation of net loss to adjusted EBITDA and distributable cash flow for the three months ended March 31, 2022 and the three months ended March 31, 2021 on a non-recast basis:

	Three Months Ended March 31, 2021
	2022	2021	Change
	(in millions)
Net loss	$(45.3)	$(1.5)	$(43.8)
Add:
Depreciation and amortization	22.6	20.9	1.7
Interest expense	10.0	12.6	(2.6)
Equity-based compensation and other expense	11.2	2.7	8.5
Loss on disposal of assets	0.9	1.6	(0.7)
Changes in unrealized derivative instruments	(1.6)	1.2	(2.8)
Acquisition and integration costs and other	10.8	0.1	10.7
Effects of COVID-19	15.2	—	15.2
Effects of the war in Ukraine	5.0	—	5.0
Support Payments and MSA Fee Waivers	7.8	8.7	(0.9)
Adjusted EBITDA	36.6	46.3	(9.7)
Less:
Interest expense, net of amortization of debt issuance costs, debt premium, and original issue discount	9.3	12.0	(2.7)
Maintenance capital expenditures	1.9	3.9	(2.0)
Distributable cash flow	$25.4	$30.4	$(5.0)

Limitations of Non-GAAP Financial Measures
Adjusted net income (loss), adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow, as well as our Non-Recast Presentation are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider adjusted net income (loss), adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow, or our Non-Recast Presentation, in isolation or as substitutes for analysis of our results as reported under GAAP.

Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The estimated incremental adjusted EBITDA that can be expected from the development of new wood pellet plant capacity by Enviva following the Simplification Transaction is based on an internal financial analysis of the anticipated benefit from the incremental production capacity and cost savings we expect to realize as compared to drop-down acquisitions. Such estimates are based on numerous assumptions and are inherently uncertain and subject to significant business, economic, financial, regulatory, and competitive risks that could cause actual results and amounts to differ materially from such estimates. A reconciliation of the estimated incremental adjusted EBITDA expected to be generated by a new wood pellet production plant constructed by Enviva to the closest GAAP financial measure, net income, is not provided because net income expected to be generated thereby is not available without unreasonable effort, in part because the amount of estimated incremental interest expense related to the financing of such a plant and depreciation is not available at this time.

The following tables present a reconciliation of adjusted net loss, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended March 31,
	2022	2021 (Recast)
	(in thousands)
Reconciliation of net loss to adjusted net loss:
Net loss	$(45,307)	$(23,175)
Acquisition and integration costs and other	10,778	157
Effects of COVID-19	15,189	—
Effects of the war in Ukraine	5,051	—
Support Payments	7,849	—
Adjusted net loss	$(6,440)	$(23,018)

	Three Months Ended March 31,
	2022	2021 (Recast)
	(in thousands, except per metric ton)
Reconciliation of gross margin to adjusted gross margin and adjusted gross margin per metric ton:
Gross margin(1)	$(261)	$21,820
Loss on disposal of assets	901	1,644
Equity-based compensation and other expense	734	568
Depreciation and amortization	21,306	20,456
Changes in unrealized derivative instruments	(1,610)	1,160
Acquisition and integration costs and other	2,801	—
Effects of COVID-19	13,942	—
Effects of the war in Ukraine	5,051	—
Support Payments	7,849	—
Adjusted gross margin	$50,713	$45,648
Metric tons sold	1,096	1,149
Adjusted gross margin per metric ton	$46.27	$39.73
(1)Gross margin is defined as net revenue less cost of goods sold (including related depreciation and amortization and loss on disposal of assets).

	Three Months Ended March 31,
	2022	2021 (Recast)
	(in thousands)
Reconciliation of net loss to adjusted EBITDA:
Net loss	$(45,307)	$(23,175)
Add:
Depreciation and amortization	22,559	21,521
Interest expense	9,970	13,377
Income tax expense (benefit)	16	(681)
Equity-based compensation and other expense	11,154	7,688
Loss on disposal of assets	901	1,644
Changes in unrealized derivative instruments	(1,610)	1,160
Acquisition and integration costs and other	10,778	157
Effects of COVID-19	15,189	—
Effects of the war in Ukraine	5,051	—
Support Payments	7,849	—
Adjusted EBITDA	36,550	21,691
Less:
Interest expense, net of amortization of debt issuance costs, debt premium, and original issue discount	9,322	12,635
Maintenance capital expenditures	1,895	3,904
Distributable cash flow attributable to Enviva Inc.	25,333	5,152
Less: Distributable cash flow attributable to incentive distribution rights	—	8,322
Distributable cash flow attributable to Enviva Inc. or Enviva Partners, LP limited partners	$25,333	$(3,170)

Cash dividends paid to common stockholders or distributions declared attributable to Enviva Inc.	$49,306	$31,426

Distribution Coverage Ratio(1)	0.51	(0.10)
(1) Distribution coverage ratio for the first quarter of 2022 is calculated on a cash basis, which means the unit count includes 7 million of the 16 million units issued on October 14, 2021. The 7 million units are not part of the dividend reinvestment commitment and therefore receive cash distributions on a quarterly basis.

The following table provides a reconciliation of the estimated range of adjusted EBITDA and DCF to the estimated range of net income for Enviva for the twelve months ending December 31, 2022 (in millions):

Twelve Months Ending December 31, 2022
Estimated net income	$ (30.0) - 10.0
Add:
Depreciation and amortization	100.0
Interest expense	55.0
Income tax expense	—
Non-cash share-based compensation expense	42.0
Loss on disposal of assets	4.0
Changes in unrealized derivative instruments	—
Acquisition and integration costs	15.0
Effects of COVID-19	16.0
Effects of the war in Ukraine	4.0
Support Payments	24.0
Estimated adjusted EBITDA	$ 230.0 - 270.0
Less:
Interest expense net of amortization of debt issuance costs, debt premium, and original issue discount	50.0
Cash income tax expense	—
Maintenance capital expenditures	15.0
Estimated distributable cash flow	$ 165.0 - 205.0

Cautionary Note Concerning Forward-Looking Statements
The information included herein and in any oral statements made in connection herewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included herein, regarding Enviva’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, and objectives of management are forward-looking statements. When used herein, including any oral statements made in connection herewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms, and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Enviva disclaims any duty to revise or update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. Enviva cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Enviva. These risks include, but are not limited to: (i) the volume and quality of products that we are able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at our wood pellet production plants or deep-water marine terminals; (ii) the prices at which we are able to sell our products; (iii) our ability to successfully negotiate, complete, and integrate acquisitions, including the associated contracts, or to realize the anticipated benefits of such acquisitions; (iv) failure of our customers, vendors, and shipping partners to pay or perform their contractual obligations to us; (v) our inability to successfully execute our project development, capacity, expansion, and new facility construction activities on time and within budget; (vi) the creditworthiness of our contract counterparties; (vii) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, disruptions in supply or operating or financial difficulties suffered by our suppliers; (viii) changes in the price and availability of natural gas, coal, or other sources of energy; (ix) changes in prevailing economic and market conditions; (x) inclement or hazardous environmental conditions, including extreme precipitation, temperatures, and flooding; (xi) fires, explosions, or other accidents; (xii) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry, or power, heat, or combined heat and power generators; (xiii) changes in domestic and foreign tax laws and regulations affecting the taxation of our business and investors; (xiv) changes in the regulatory treatment of biomass in core and emerging markets; (xv) our inability to acquire or maintain necessary permits or rights for our production, transportation, or terminaling operations; (xvi) changes in the price and availability of transportation; (xvii) changes in foreign currency exchange or interest rates, and the failure of our hedging arrangements to effectively reduce our exposure to related risks; (xviii) risks related to our indebtedness, including the levels and maturity date of such indebtedness; (xix) our failure to maintain effective quality control systems at our wood pellet production plants and deep-water marine terminals, which could lead to the rejection of our products by our customers; (xx) changes in the quality specifications for our products that are required by our customers; (xxi) labor disputes, unionization, or similar collective actions; (xxii) our inability to hire, train, or retain qualified personnel to manage and operate our business and newly acquired assets; (xxiii) the possibility of cyber and malware attacks; (xxv) our inability to borrow funds and access capital markets; and (xxiv) viral contagions or pandemic diseases, such as COVID-19.

Should one or more of the risks or uncertainties described herein and in any oral statements made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact Enviva’s expectations and projections can be found in Enviva’s periodic filings with the SEC. Enviva’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Investor Contact:
Kate Walsh
Vice President, Investor Relations
Investor.Relations@envivabiomass.com